SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is made and entered into as of the 29th day of April, 2010, by and among (i) LY HOLDINGS, LLC, a Kentucky limited liability company (“LYH”), (ii) LIGHTYEAR NETWORK SOLUTIONS, LLC, a Kentucky limited liability company (“LNS”), (iii) CHRIS SULLIVAN, an individual resident of Nevada (“Sullivan”), (iv) LANJK, LLC, a Kentucky limited liability company (“LANJK”), (v) RICE REALTY COMPANY, LLC, a Kentucky limited liability company (“RRC”), (vi) RIGDON O. DEES, III, an individual resident of California (“Dees”), (vii) CTS EQUITIES LIMITED PARTNERSHIP, a Nevada limited partnership (“CTS”), and (viii) RON CARMICLE, an individual resident of Kentucky (“Carmicle,” collectively with LANJK, RRC, Dees, and CTS, the (“Letter Agreement Holders”).

RECITALS:

A.           Sullivan Note.

1.           Pursuant to that certain Fifth Amended and Restated Commercial Note dated February 11, 2010, made by LYH payable to Sullivan in the face principal amount of Eight Million and 00/100 Dollars ($8,000,000) (the “Sullivan Note”), Sullivan has made a loan to LYH, which has a current outstanding principal balance as of the date of this Agreement of Seven Million Seven Hundred Fifty Thousand and No/100 Dollars ($7,750,000).

2.           Pursuant to that certain Commercial Note dated December 30, 2004, made by Sullivan payable to Fifth Third Bank in the fact principal amount of Ten Million and 00/100 Dollars ($10,000,000) (the “Fifth Third Note”), Fifth Third has made a loan to Sullivan.  The Fifth Third Note will mature on July 1, 2010.  Sullivan desires to obtain Fifth Third’s forbearance, or an extension of twelve to eighteen months, on the Fifth Third Note and the parties are negotiating in good faith.

3.           Sullivan indicated to LYH that he will not refinance or renew the Sullivan Loan when it reaches maturity on July 1, 2010, but will instead require LYH to pay the Sullivan Note in full.  If Sullivan did require the Sullivan Note to be paid in full and LYH did not make a full payment, Sullivan would likely foreclose on the LYH assets securing the Sullivan Loan, including without limitation the membership interests held by certain of the members of LYH.

B.           Letter Agreements / Rights to Override Payments.

1.           VoIP Letter Agreements.  Pursuant to the terms of that certain Loan Agreement dated July 30, 2004, as amended, by and among LNS, LYH, and the Letter Agreement Holders, LNS obtained from the Letter Agreement Holdings the following term loans: (i) a loan from Dees in the amount of $400,000.00, (ii) a loan from RRC in the amount of $150,000.00, (iii) a loan from Carmicle in the amount of $150,000.00, (iv) a loan from LANJK in the amount of $150,000.00, and (v) a loan from CTS in the amount of $150,000.00 (collectively, the “VoIP Loans”).

Pursuant to, and in consideration for, the VoIP Loans, each Letter Agreement Holder entered into a separate Letter Agreement with LNS and LYH (the “VoIP Letter Agreements”).  Pursuant to the VoIP Letter Agreements, LNS and LYH collectively agreed to pay each Letter Agreement Holder a certain percentage of the Monthly Revenue (as defined in the VoIP Letter Agreements) from sales of products and services generated from Voice over Internet Protocol Technology, all as more fully set forth in the VoIP Letter Agreements (the “VoIP Revenue Payments”).

2.           Wireless Letter Agreements.  LYH and LNS also obtained from the Letter Agreement Holders additional loans pursuant to and as evidenced by the following term notes: (i) Term Note dated July 1, 2008 payable to Dees in the original principal amount of $150,000.00, (ii) Term Note dated July 1, 2008 payable to RRC in the original principal amount of $150,000.00, (iii) Term Note dated July 1, 2008 payable to Carmicle in the original principal amount of $150,000.00, (iv) Term Note dated July 1, 2008 payable to LANJK in the original principal amount of $300,000.00 and (v) Term Note dated July 1, 2008 payable to CTS in the original principal amount of $150,000.00 (collectively, the “Wireless Loans”; collectively with the VoIP Loans, the “Loans”).

Pursuant to, and in consideration for, the Wireless Loans, each Letter Agreement Holder entered into a separate Letter Agreement with LNS and LYH (the “Wireless Letter Agreements,” collectively with the VoIP Letter Agreements, the “Letter Agreements”).  Pursuant to the Wireless Letter Agreements, LNS and LYH collectively agreed to pay each Letter Agreement Holder a certain percentage of the Monthly Revenue (as defined in the Wireless Letter Agreements) from the sales of wireless service offerings (excluding equipment and accessories), all as more fully set forth in the Wireless Letter Agreements (the “Wireless Revenue Payments”; collectively with the VoIP Revenue Payments, the “Revenue Payments”).

3.           On February 12, 2010, Libra Alliance Corporation (“Libra”) acquired LNS pursuant to a securities exchange agreement (the “Exchange Agreement”) by and among Libra and LYH (the “Exchange”).  As part of the Exchange, Libra issued 10,000,000 shares of common stock and 9,500,000 shares of preferred stock to LYH.  After the Exchange, LYH owns 69.0% of Libra’s stock on an as-converted, fully diluted basis.

Immediately prior to closing the Exchange, Libra, LYH, LNS and the Letter Agreement Holders expected to close a purchase of the Letter Agreements by Libra and LNS (the “Override Purchase Plan”).  Although the Override Repurchase Plan was not fully consummated, LNS, LYH and the Letter Agreement Holders did enter into that certain First Modification to Letter Agreements dated February 11, 2010 (the “Modification Agreement”).  Pursuant to the Modification Agreement, among other things, LNS and the Letter Agreement Holders released LYH from any and all obligations under the Letter Agreements, including without limitation, any obligation to make any Revenue Payments to any of the Letter Agreement Holders, and LNS agreed to remain liable for its obligations under the Letter Agreements, as modified.

LNS and Libra did not close on the purchase of the Letter Agreements from the Letter Agreement Holders.  Thus, LNS is currently obligated to make Revenue Payments to each of the Letter Agreement Holders pursuant to the Letter Agreements.  LNS desires to limit its obligation to make Revenue Payments under the Letter Agreements.

C.	Settlement of Sullivan Claims; Purchase of Sullivan Note by LNS; Grant of Security Interest in and Option to Purchase Letter Agreements.

LYH’s obligation to Sullivan is maturing.  If LYH fails to pay this debt or otherwise reach a forbearance agreement, Sullivan may foreclose on liens in his favor, including the membership interest pledges securing the debt with shares in LYH held by certain of the Letter Agreement Holders.  This action would result in Sullivan owning the majority of membership interests in LYH and otherwise entitling Sullivan to control Libra and LNS.

LNS and the Letter Agreement Holders have determined that it is in their respective best interests to take steps to cause Sullivan to forbear from foreclosing on liens in his favor.  LNS and the Letter Agreement Holders acknowledge that preventing Sullivan from taking action to foreclose on his liens will preserve the likelihood of receiving payment on debt owed to each of them and further preserve each Letter Agreement Holder’s economic investment in LYH.  Moreover, LNS acknowledges that LYH made payments to Sullivan after the parties reached an understanding in principal and prior to the execution of this Agreement, which advances on behalf of LNS it now intends to reimburse.

To induce Sullivan to forbear from foreclosing on liens in his favor, LYH, LNS and the Letter Agreement Holders have agreed to a settlement of Sullivan’s claims pursuant to which: (1) LNS will purchase and assume the Sullivan Note from Sullivan in exchange for the Settlement Amount and (2) LYH will be indebted to LNS pursuant to and in the amount of the Sullivan Note.  To induce LNS to purchase Sullivan’s rights under the Sullivan Note, the Letter Agreement Holders will (a) grant LNS security interests in the Letter Agreements to secure payment by LYH of the Sullivan Note to LNS, and (b) give LNS an option pursuant to which LNS may purchase the Letter Agreements.  LNS is willing to enter into this Agreement because the security interest in the Letter Agreements affords LNS the possibility of discontinuing its obligation to make override revenue payments to the Letter Agreement Holders and the option provides LNS with the ability to determine its maximum potential liability under the Letter Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties do hereby agree as follows:

1.           Effect of the Foregoing.  All of the foregoing are a part of this Agreement and are not mere recitals.

2.           Settlement.

(a).           Purchase and Assumption of Sullivan Note.  LNS hereby purchases and assumes any and all of Sullivan’s rights and obligations under and in connection with the Sullivan Note.

(b).           Settlement Payment.  In exchange for the purchase of the Sullivan Note, LNS shall pay to Sullivan the sum of Seven Million Seven Hundred Fifty Thousand and No/100 Dollars ($7,750,000) (the “Settlement Payment”), which amount shall be paid as follows: (a) $250,000 contemporaneous with the execution of this Agreement in immediately available funds payable to Fifth Third as directed by Sullivan at Closing, (b) on July 1, 2010, and on the first day of each quarter year thereafter until and including the Maturity Date (as defined below), $250,000 plus accrued and unpaid interest payable to Fifth Third as directed by Sullivan (the “Quarterly Payments”), and (c) on the Maturity Date, the then-outstanding principal amount plus accrued and unpaid interest (the “Final Payment,” collectively with the Quarterly Payments, the “Deferred Payment”).  If all such sums are not paid and satisfied in full by the Maturity Date, any sums remaining due shall thereafter bear interest at the Default Rate (as defined below).  For purposes of this Agreement, “Maturity Date” shall mean the sooner of (i) July 1, 2011, or (ii) the maturity date of the Fifth Third Note.

LNS intends to prepay the Deferred Payment from subsequent fund raising or operations to the extent it is able.  LNS may prepay the Deferred Payment in whole or in part at any time, without premium or penalty.  Any partial prepayment shall be applied first to accrued interest due and owing on the Deferred Payment, with the balance being applied to principal.  Provided, however, no partial prepayment shall postpone the due date of any installment of principal or interest due on the Deferred Payment unless and until the Deferred Payment is paid in full.

In addition to the Settlement Payment, at Closing LNS shall reimburse LYH for advances made by LYH on behalf of Sullivan after the parties reached a settlement in principal but prior to the execution of this Agreement in the amount of Two Hundred Sixty Thousand and No/100 Dollars ($260,000).

(c).           Notwithstanding the foregoing, LNS shall not be required to pay any installment of the Deferred Payment when due if the payment of such installment would cause LNS to be unable to pay its other creditors, as determined by LNS in its sole, reasonable discretion and LNS provides written notice to Sullivan that it is withholding payment; provided, however, that LNS must pay any withheld payment(s) to Sullivan not more than two (2) days after LNS has sufficient funds to make such payment(s) and pay its other creditors as its debts to such other creditors become due.

Interest on the Deferred Payment shall bear interest from the date hereof until the outstanding principal balance of the Deferred Payment, all accrued but unpaid interest thereon and all other charges, fees or expenses hereunder have been repaid to Sullivan in full at a rate equal to (a) the rate charged to Sullivan by Fifth Third pursuant to the Fifth Third Note; plus (b) (i) three percent (3%) per annum on all amounts owed hereunder up to Seven Million Dollars ($7,000,000.00) and (ii) six percent (6%) per annum on all amounts owed hereunder in excess of Seven Million Dollars ($7,000,000.00); provided, however, that (x) except in the case of an Event of Default, in no event shall the rate of interest charged hereunder exceed ten percent (10%) per annum, and (y) if the debt evidenced by the Fifth Third Note is retired (and not refinanced), the rate of interest charged hereunder until paid in full shall be equal to the rate of interest charged hereunder on the business day immediately preceding the date that the debt evidenced by the Fifth Third Note was retired (the “Interest Rate”).  Interest shall be computed on the basis of the actual number of days elapsed in a year of 365 days.  In the event of a default by LNS with respect to the payment of the Deferred Payment, if such default is not cured prior to the expiration of any applicable cure period, Sullivan may, in his sole discretion, determine that all of the Deferred Payment owing to Sullivan shall bear interest at the a rate of Five and 00/100 percent (5.00%) per annum above the Interest Rate (hereinafter referred to as the “Default Rate”).  If LNS fails to make any payment due under this Agreement within two (2) days of the date it is due, the LNS shall pay a late charge of five percent (5%) of the amount of the overdue payment.

The occurrence of any of the following shall constitute an “Event of Default” under this Section 1(b): (i) the Deferred Payment, or any part thereof, shall not be paid in full within two (2) business days after such payment becomes due hereunder (whether by lapse of time, acceleration of maturity, or otherwise), (ii) LNS fails to comply with any term, condition, requirement, or covenant set forth in Section 2(b), (iii) LNS has withheld two (2) or more payments under Section 2(c) in successive quarters and Sullivan has reasonable grounds to believe that the creditworthiness of LNS has become unsatisfactory, or (iv) Fifth Third declares an event of default under the Fifth Third Note.  Upon the occurrence of an Event of Default, Sullivan shall deliver written notice to LNS indicating the claimed default and giving LNS five (5) business days to cure such Event of Default.  If LNS fails to cure any Event of Default prior to the expiration of the cure period, Sullivan may (i) declare the outstanding balance of the Deferred Payment, together with accrued interest thereon, to be at once due and payable, or (ii) declare this Agreement to be void.  If Sullivan avoids the Agreement pursuant to this Section 2(b), the Sullivan Note shall revert to Sullivan, LNS will have no further obligation to make any payments to Sullivan whether for amounts withheld or to become due, and the payments Sullivan received from LNS hereunder shall be credited against the Sullivan Note.

3.           Continuation of LYH’s Liability.  The purchase of the Sullivan Note by LNS shall have no effect on the obligations of LYH thereunder.  LYH shall be and remain absolutely, fully, irrevocably, and unconditionally liable to LNS for any and all obligations under the Sullivan Note.

4.           Continuation of UCC Security Interests and Other Liens.  The Sullivan Note is secured by certain UCC security interests and other liens (collectively, the “Liens”) in favor of Sullivan securing the Sullivan Note.  Sullivan, the grantors of any such security interests, and LYH shall execute and deliver to LNS any and all documents to confirm the continuation of the first and prior Liens of LNS to secure the Sullivan Note.

5.           Security Interest in the Letter Agreements.  To induce LNS to purchase the Sullivan Note, and without such inducement LNS would not purchase the Sullivan Note, the Letter Agreement Holders grant to LNS a security interest in all of its rights, title and interests in and to the Letter Agreements and the “Proceeds,” as that term is defined in the UCC (including insurance Proceeds), products of any sale, exchange, collection or other disposition of the Letter Agreements or any part thereof, and all Accessions thereto.  The security interest granted by the Letter Agreement Holders hereby secures the payment and performance of all of the following Secured Obligations:  all loans, advances, debts, liabilities, obligations, covenants and duties owing to LNS from LYH of any kind or nature, present or future, evidenced by the Sullivan Note.  LNS, its successors and assigns, shall hold the security interests created hereby upon the terms of this Agreement, and this Agreement shall continue until the Sullivan Note has been paid in full.

6.           Option.  The Letter Agreement Holders hereb grants to LNS the exclusive option to purchase the Letter Agreements upon the terms, covenants and conditions set forth herein (the “Option”).

(a).           Term and Manner of Exercise.  LNS may exercise the Option at any time during the period commencing on the date of this Agreement and terminating at 11:59 p.m. on May 1, 2012 (the “Option Period”) by giving written notice thereof to all, but not less than all, of the Letter Agreement Holders at the business address of each such Letter Agreement Holder on file with LNS.

(b).           Option Purchase Price.  If the Option is exercised by LNS, the purchase price for the Letter Agreements (the “Purchase Price”) shall be Eight Million and No/100 Dollars ($8,000,000.00).  On the Option Closing Date (as defined herein), LNS shall pay the Purchase Price to the Letter Agreement Holders as follows:

(i).	LANJK	$1,714,285.72
(ii).	RRC	$1,142,857.14
(iii).	Dees	$2,857,142.86
(iv).	CTS	$1,142,857.14
(v).	Carmicle	$1,142,857.14

(c).           Closing; Costs.  The closing of the option shall be held on a date to be selected by LNS, which date shall not be later than thirty (30) days after the date on which LNS exercises this Option (the “Option Closing Date”).  If the Option Closing Date is a Saturday, Sunday or holiday, the next following business day shall be deemed to be the Option Closing Date. The closing shall be held at a time and place mutually agreed upon by LNS and the Letter Agreement Holders.  Each party shall bear any and all of its own expenses in connection with the exercise of the Option.

7.           Representations, Warranties and Covenants.  Each of the parties to this Agreement represents, warrants and covenants, as of the date hereof, as follows:

(a).           Each party hereto has the requisite power and authority to enter into this Agreement.  The execution and delivery hereof and the performance by each party hereto of his or its obligations hereunder will not violate or constitute an event of default under the terms and provisions of any agreement, document or instrument to which any such party is a party or by which any such party is bound;

(b).           This Agreement is a valid and binding obligation of each party hereto;

(c).           To the best of each party’s knowledge as of the date hereof, each party is in full compliance with all applicable laws and any other local, municipal, regional, state or federal requirements and no party hereto has received actual notice from any governmental authority that he or it is not in full compliance with all applicable laws and any other local, municipal, regional, state or federal requirements;

(d).           The Letter Agreement Holders have not granted any option or any other rights to acquire  the Letter Agreements, other than as set forth in this Agreement;

(e).           So long as the Option remains in effect, each Letter Agreement Holder will take no action, or fail to take any required action, that would prohibit him or it or it from complying with the obligations hereunder or that would cause any of the representations or warranties hereunder to be untrue as of the date hereof or at any future date;

(f).           So long as the Option remains in effect, each Letter Agreement Holder will not grant any liens on any Letter Agreement, or sell or otherwise transfer any Letter Agreement.

8.           Miscellaneous.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements in regard thereto.  This Agreement cannot be amended except by an agreement in writing signed by authorized representatives of all parties and specifically referring to this Agreement.  The paragraph headings set forth herein are for convenience only and do not constitute a substantive part of this Agreement.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Kentucky, without regard to conflicts of law principles.  If any provision of this Agreement shall be determined to be illegal or unenforceable by any Court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms.

9.           Notice.  All notices, demands, requests, consents or approvals and other communications required or permitted hereunder will be in writing, and, to the extent required by applicable law, will comply with the requirements of the Uniform Commercial Code then in effect, and will be addressed to such party at the address on file with LYH or to such other address as any party may give to the other in writing for such purpose.  All such communications, if personally delivered, will be conclusively deemed to have been received by a party hereto and to be effective when so delivered, or if sent by telex, facsimile or telegraphic means, on the day on which transmitted, or if sent by overnight courier service, on the day after deposit thereof with such service, or if sent by certified or registered mail, on the third business day after the day on which deposited in the mail.

10.           Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns.

11.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

[SPACE INTENTIONALLY BLANK; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

LY HOLDINGS, LLC

By:	/s/ J. Sherman Henderson III

Its:	Chief Executive Officer

LIGHTYEAR NETWORK SOLUTIONS, LLC

By:	/s/ J. Sherman Henderson III

Its:	Chief Executive Officer

/s/ Chris Sullivan
CHRIS SULLIVAN

LANJK, LLC

By:	/s/ J. Sherman Henderson III

Its:	Manager

RICE REALTY COMPANY, LLC

By:	/s/ W. Brent Rice

Its:	Member

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/s/ Rigdon O. Dees, III
RIGDON O. DEES, III

CTS EQUITIES LIMITED PARTNERSHIP

By:	/s/ Chris Sullivan

Its:	General Partner

/s/ Ronald Carmicle
RON CARMICLE

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